Alcoa and subsidiaries	EXHIBIT 15 April 23, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE: Alcoa Inc.

We are aware that our report dated April 6, 2004, on our review of interim financial information of Alcoa Inc. and subsidiaries for the three month periods ended March 31, 2004 and 2003 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 is incorporated by reference in its Form S-8 Registration Statements (Nos.33-24846, 333-32516, 333-106411, 333-36214, 33-22346, 33-49109, 33-60305, 333-27903, 333-62663, 333-79575, 333-36208, 333-37740, and 333-39708) and Form S-3 Registration Statements (Nos. 333-74874 and 333-107926).

Very truly yours,

/s/ PricewaterhouseCoopers LLP